EXHIBIT 2.3

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

--------------------------------------------------------------	x
In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
Debtors.	:	(Jointly Administered)
--------------------------------------------------------------	x

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Co-Attorneys for Debtors
   and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

RICHARDS, LAYTON & FINGER PA
Co-Attorneys for Debtors
   and Debtors in Possession
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

Dated:  December 18, 2001

i

(Continued)

ii

(Continued)

iii

(Continued)

iv

(Continued)

v

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

--------------------------------------------------------------	x
In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
Debtors.	:	(Jointly Administered)
--------------------------------------------------------------	x

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

          Sun Healthcare Group, Inc. and the other above-captioned debtors and debtors in possession, propose the following joint chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

     SECTION 1.  DEFINITIONS AND INTERPRETATION

     A. Definitions.

          The following terms used herein shall have the respective meanings defined below:

          1.1.     Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, for any personal injury claims, tort claims or other similar litigation claims arising after the Petition Date, once liquidated, to the extent not covered by insurance, for any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

          1.2.     Allowed means, with reference to any Claim, (a) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim as to which no objection to allowance has been timely interposed in accordance with section 7.1 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (c) any Claim as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim expressly allowed hereunder.

          1.3.     Amended By means the By Laws of Reorganized Sun, substantially in the form set forth in the Plan Supplement.

          1.4.     Amended Certificate of Incorporation means the Certificate of Incorporation of Reorganized Sun, as amended and restated, substantially in the form set forth in the Plan Supplement.

          1.5.     Bankruptcy Code means title 11 of the United States Code.

          1.6.     Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

          1.7.     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

          1.8.     Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

          1.9.     Cash means legal tender of the United States of America.

         1.10.     Claim has the meaning set forth in section 101 of the Bankruptcy Code.

         1.11.     Claims Resolution Committee means the committee to be established pursuant to section 12.3 hereof.

         1.12.     Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.

         1.13.     Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

         1.14.     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

         1.15.     Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

         1.16.     Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization.

         1.17.     Convenience Claim means any prepetition unsecured Claim against any of the Debtors that is Allowed in an amount of $50,000 or less.

         1.18.     Convertible Subordinated Debenture Claim means a Claim against Sun Healthcare Group, Inc. arising under or in connection with (i) the Fiscal Agency Agreement, dated March 1, 1994, between Sun Healthcare Group, Inc. and The Bank of New York, as successor Fiscal Agent, or the 6% Convertible Subordinated Debentures due 2004, issued by Sun Healthcare Group, Inc. thereunder and (ii) the Amended and Restated First Supplemental Indenture, dated October 1, 1994, and that certain Second

Supplemental Indenture dated as of December 30, 1998, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and State Street Bank and Trust or the 6.5% Convertible Subordinated Debentures due 2003, issued by Sun Healthcare Group, Inc. and The Mediplex Group, Inc. thereunder.

         1.19.     Creditors Committee means the statutory committee of unsecured creditors appointed in the Debtors' chapter 11 cases, as constituted from time to time.

         1.20.     C-TIPS Claim means a Claim against or Equity Interest in Sun Healthcare Group, Inc. and/or Sun Financing I arising under or in connection with (i) that certain Amended and Restated Declaration of Trust of Sun Financing I, dated as of May 4, 1998, by and among the Debtors and Robert F. Murphy and Robert D. Woltil, as Administrative Trustees, Wilmington Trust Company, as Delaware Trustee, and HSBC Bank USA, as property trustee, (ii) the Convertible Trust Issued Preferred Securities issued by Sun Financing I pursuant thereto, (iii) the Indenture, dated May 4, 1998, between Sun Healthcare Group, Inc. and HSBC Bank USA, as trustee, or (iv) the 7% Convertible Junior Subordinated Debentures due 2028 issued by Sun Healthcare Group, Inc. thereunder.

         1.21.     Debtors means Sun Healthcare Group, Inc., a Delaware corporation, and each of the entities listed on Exhibit "A" hereto.

         1.22.     DIP Agreement means the Revolving Credit Agreement, dated as of October 14, 1999, as approved by orders of the Bankruptcy Court, dated October 14 and 22, 1999, and November 12 and 29, 1999, among the Debtors (other than HoMed Convalescent Equipment, Inc.), the Lenders party thereto, The CIT Group/Business Credit, Inc., as Lenders' Agent, and Heller Healthcare Finance, Inc., as Collateral Agent, and as amended by that certain First Amendment, dated September 21, 2000, and approved pursuant to an order of the Bankruptcy Court, dated October 26, 2000, that certain Second Amendment, dated April 20, 2001, and approved pursuant to an order of the Bankruptcy Court, dated April 26, 2001, and that certain Third Amendment, dated October 11, 2001, and approved pursuant to orders of the Bankruptcy Court, dated October 11 and 25, 2001.

         1.23.     DIP Claims means all Claims arising under the DIP Agreement.

         1.24.     Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.5 hereof.

         1.25.     Disclosure Statement means that certain disclosure document relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.26.     Disputed Claim means any Claim which has not been Allowed or has been defined as disputed pursuant to the Plan of Reorganization or a Final Order, or to which no objection has been filed by the Effective Date or the later of 120 days after the Effective Date or such later date as ordered by the Bankruptcy Court, and

                   (a)  if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

                   (b)  if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors or the Claims Resolution Committee which has not been withdrawn or determined by a Final Order; (v) any Tort Claim which has not previously been allowed; or (vi) and if the filed proof of claim is inconsistent with the claim as listed on the Schedules, such claim is a disputed claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Debtors.

         1.27.     Effective Date means a Business Day selected by the Debtors on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the condition to the effectiveness of the Plan of Reorganization specified in section 9 hereof has been satisfied or waived. The Effective Date shall be no later than 120 days after the later of the Confirmation Date, the date any stay of the Confirmation Order is dissolved, or the date on which the condition to the effectiveness of the Plan of Reorganization specified in section 9 hereof has been satisfied or waived.

         1.28.     Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

         1.29.     Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

         1.30.     General Unsecured Claim means any prepetition Claim against any of the Debtors that is not an Other Secured Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Convenience Claim, Senior Subordinated Note Claim, United States Health Care Program Claim, Subsidiary Debtor Intercompany Claim, Convertible Subordinated Debenture Claim, C-TIPS Claim, Securities Litigation Claim, or Senior Lender Claim.

         1.31.     General Unsecured Percentage means the amount, if any, by which the aggregate Allowed General Unsecured Claims and Convenience Claims exceeds $243,000,000 (up to a maximum of $54,000,000), divided by $54,000,000.

         1.32.     New Common Stock means the shares of common stock, $0.01 par value, of Reorganized Sun authorized and issued hereunder or authorized for the purposes specified herein or in the Plan Securities.

         1.33.     New Convertible Common Stock means the shares of convertible common stock, $0.01 par value, of Reorganized Sun authorized and issued hereunder or authorized for the purposes specified herein or in the Plan Securities. Each share of New Convertible Common Stock shall be convertible into one share of the New Redeemable Preferred Stock by the initial holder thereof. This conversion right is integral to the shares of New Convertible Common Stock, but is exercisable only by persons holding Allowed Claims in Classes D or E-1 on the record date for distributions as specified in section 6.1. On any sale, transfer, or other disposition of a share of New Convertible Common Stock such share shall automatically convert to one share of New Common Stock. The terms of the New Convertible Common Stock are set forth in the amended articles of incorporation. The New Convertible Common Stock will not be issued if Class F votes to accept the Plan of Reorganization.

         1.34.     New Management Incentive Plan means the management incentive plan for key employees of the Debtors, as set forth in the Plan Supplement.

         1.35.     New Redeemable Preferred Stock means the shares of new redeemable preferred stock of Reorganized Sun, having the rights, privileges, and preferences set forth in the New Redeemable Preferred Stock Certificate of Designation in the form set forth in the Plan Supplement, authorized hereunder for issuance to holders of shares of New Convertible Common Stock that elect to convert such shares of New Convertible Common Stock. The New Redeemable Preferred Stock will have an initial liquidation preference of $25 per share and will accrue dividends at the annual rate of 7% of the liquidation preference until the date of redemption, subject to the terms and conditions as set forth in the Plan Supplement. The New Redeemable Preferred Stock is required to be redeemed under the circumstances specified in the New Redeemable Preferred Stock Certificate of Designation. The New Redeemable Preferred Stock will not be authorized if Class F votes to accept the Plan of Reorganization.

         1.36.     New Warrant Agreement means the warrant agreement substantially in the form included in the Plan Supplement, governing the exercise of the New Warrants.

         1.37.     New Warrants means the warrants to purchase up to 500,000 shares of New Common Stock in accordance with the provisions of the New Warrant Agreement. The New Warrant Agreement is set forth in the Plan Supplement. The New Warrants have an exercise price of $76.00 per share of New Common Stock and will expire on the third anniversary of the Effective Date.

         1.38.     Other Secured Claims means any Secured Claim not constituting a secured Senior Lender Claim.

         1.39.     Plan of Reorganization means this Joint Plan of Reorganization, including the exhibits and schedules hereto and to the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

         1.40.     Plan Securities means, collectively, the New Redeemable Preferred Stock, the New Convertible Common Stock, the New Common Stock, and the New Warrants.

         1.41.     Plan Supplement means the supplement to the Plan of Reorganization containing certain documents relevant to the implementation of such plan or the treatment of Allowed Claims thereunder. The Plan Supplement will be filed with the Bankruptcy Court no later than 5 days prior to the deadline for soliciting votes to accept or reject the Plan of Reorganization.

         1.42.     Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

        1.43.     Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.44.     Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class.

         1.45.     Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on October 14, 1999, and February 3, 2000 in the United States District Court for the District of Delaware and styled In re Sun Healthcare Group, Inc. et al., 99-3657 (MFW).

         1.46.     Reorganized Sun means Sun Healthcare Group, Inc., as reorganized as of the Effective Date in accordance with the Plan of Reorganization.

         1.47.     Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

         1.48.     Secured Claim means a Claim (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Plan of Reorganization, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) in the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

         1.49.     Securities Litigation Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or notes of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim, including but not limited to any such Claims identified on Schedule 4.10 hereto.

         1.50.     Senior Lender Claim means any Claim (i) against Sun Healthcare Group, Inc. arising under that certain Credit Agreement, dated as of October 8, 1997, among Sun Healthcare Group, Inc., Bank of America, N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto, and any of the documents and instruments relating thereto, as amended, supplemented, modified, or restated prior to October 14, 1999, (ii) against each of the Subsidiary Debtors pursuant to the guaranty by such Debtor of the obligations specified in clause (i) and pursuant to the pledge by Sun Healthcare Group, Inc. of all its intercompany claims against the Subsidiary Debtors to secure the obligations specified in clause (i), and (iii) of Sun Healthcare Group, Inc. against any of the Subsidiary Debtors, which claims have been pledged to secure the claims specified in clause (i).

         1.51.     Senior Lender Percentage means the amount, if any, by which the aggregate Allowed General Unsecured Claims and Allowed Convenience Claims is less than $297,000,000 (up to a maximum of $54,000,000), divided by $54,000,000.

         1.52.     Senior Subordinated Note Claim means a Claim (i) against Sun Healthcare Group, Inc. (or Regency Health Services, Inc., as applicable) arising under or in connection with (A) the Indenture, dated as of May 4, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, or the 9 3/8% Senior Subordinated Notes due 2008, issued thereunder, (B) the Second Amended and Restated Indenture, dated as of January 10, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, or the 9-1/2% Senior Subordinated Notes due 2007 issued thereunder, (C) the First Supplemental Indenture, dated as of January 4, 1995, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and Bank of New York, as trustee, and the 11-3/4% Senior Subordinated Notes due 2002 issued thereunder or (D) the Indenture, dated as of October 12, 1995, as supplemented on September 26, 1997 and October 8, 1997, between Regency Health Services, Inc., the guarantors named therein and U.S. Trust Company of California, N.A., as trustee, or the 9 7/8% Senior Subordinated Notes due 2002 issued thereunder and (ii) against substantially all the Subsidiary Debtors pursuant to the separate guaranties by such Debtors of the obligations specified in clause (i).

         1.53.     Subsidiary Debtor Intercompany Claims means a Claim against Sun Healthcare Group, Inc. held by any of the Subsidiary Debtors (other than a Claim in subclass B-17), which claims are contractually subordinated to the Senior Lender Claims.

         1.54.     Subsidiary Debtors means all of the Debtors except Sun Healthcare Group, Inc.

         1.55.     Subsidiary Stock means the new common stock of each of the Debtors other than Sun Healthcare Group, Inc. authorized and issued hereunder.

         1.56.     Tort Claims means any Claim related to personal injury, property damage, products liability, wrongful death or other similar Claims against any of the Debtors.

         1.57.     United States Health Care Program Claim means any (i) administrative Claim against the Debtors for overpayments in connection with Medicare reimbursement for services performed prior to the Petition Date and (ii) civil and administrative Claim against the Debtors, in connection with the Medicare, TRICARE (also known as the Civilian Health and Medical Program of the Uniformed Services), and certain Medicaid programs, as more fully described and resolved by that certain Settlement Agreement among Sun Healthcare Group, Inc., its direct and indirect subsidiaries or affiliates, brother or sister corporations, members and divisions, and the successors or assigns of any of them, and the United States of America acting through the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services (f/k/a the Health Care Financing Administration), the Office of Inspector General, the Department of Justice, and other agencies or departments of the United States necessary to effectuate the terms of the Settlement Agreement.

     B.     Interpretation; Application of Definitions and Rules of Construction.

            Unless otherwise specified, all section, schedule, or exhibit references in the Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

     SECTION 2.  ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

          2.1.     Administrative Expense Claims.

          On the Effective Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim; provided, however, that Allowed Administrative

Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. On the Effective Date or at a later date pursuant to the DIP Agreement, all DIP Claims under or evidenced by the DIP Agreement shall be an Allowed Administrative Expense Claim and shall be paid in Cash in an amount equal to the amount of such DIP Claims, or in the case of outstanding letters of credit will either be replaced or will remain outstanding and will either be backed up with new letters of credit or cash collateralized in accordance with the provisions of the DIP Agreement.

          Personal injury claims, tort claims or other similar litigation claims arising after the Petition Date are not subject to the discharge injunction and may be liquidated in the ordinary course of business without further order of the Bankruptcy Court. Personal injury claimants, tort claimants or other similar litigation claimants whose claims arose after the Petition Date shall not be required to file an application for administrative expense and shall not be subject to any deadline to file applications for administrative expenses.

          2.2.     Compensation and Reimbursement Claims.

          All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is 60 days after the Effective Date and (b) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Administrative Expense Claim becomes a Final Order or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors or, on and after the Effective Date, Reorganized Sun. The Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

          2.3.     Priority Tax Claims.

          On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the respective Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Internal Revenue Code, without regard to subsection (c) thereof) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due. This section shall not affect the valid liens of any holder of an Allowed Priority Tax Claim.

     SECTION 3.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

          The following tables designate the classes of Claims against and Equity Interests in each of the Debtors and specify which of those classes are (i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

          3.1.     Classes for the Debtors.

Class	Designation	Impairment	Entitled to Vote

Class A	Priority Non-Tax Claims	unimpaired	No
Class B	Other Secured Claims (Subclasses B1 - B17)	see below	see below
Class C	United States Health Care Program Claims	impaired	Yes
Class D	Senior Lender Claims (and intercompany Claims against Subsidiary Debtors pledged as Collateral)	impaired	Yes
Class E-1	General Unsecured Claims	impaired	Yes
Class E-2	Convenience Claims	impaired	Yes
Class F	Senior Subordinated Note Claims	impaired	Yes
Class G	Convertible Subordinated Debenture Claims	impaired	No (deemed to reject)
Class H	C-TIPS Claims	impaired	No (deemed to reject)
Class I	Subsidiary Debtor Intercompany Claims	impaired	No (deemed to reject)
Class J	Securities Litigation Claims	impaired	No (deemed to reject)
Class K	Equity Interests	impaired	No (deemed to reject)

          3.2.     Subclasses for Class B.

          For convenience of identification, the Plan of Reorganization classifies the Allowed Claims in Class B as a single class. This Class is actually a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes. The following table identifies the material subclasses for Class B.

Subclass	Designation	Impairment	Entitled to Vote

B-1	Receivables of Retirement Care Associates and certain subsidiaries (Heller Healthcare Finance, Inc.)	No	No
B-2	San Leandro, CA [1612] Willows, CA [1695] Temple City, CA [1576] Calistoga, CA [1674] Meridian, ID [1091] Moses Lake, WA [1069] (Sumitomo)	Yes	Yes
B-3	Denver (THCI) [1033]	No	No
B-4	Brookline (THCI) [1336]	No	No
B-5	East Boston (THCI) [1337]	Yes	Yes
B-6	Stamford (THCI) [1534]	No	No
B-7	Grand Terrace, CA (Sunset Convalescent Corp.) [1582]	No	No
B-8	Carmichael, CA (PFC Corp./HUD) [1692]	No	No
B-9	Griffin, GA (LTC Properties) [1767]	No	No
B-10	Columbus, GA (LTC Properties) [1841]	No	No
B-11	Masthead Building (Sun Life of Canada) [3002]	No	No
B-12	Certain escrow funds in the amount of $3,604,356 (Braswell Mgt., et al.)	No	No
B-13	Circleville (Home Health) [6416, 6424]	No	No
B-14	New Lexington, OH (SunTrust Bank/Perry County, OH RBs) [1123]	No	No
B-15	Harriman, TN (Sentinel Trust/Roane County IRBs) [1724]	No	No
B-16	Rome, GA (Sentinel Trust/Rome-Floyd County IRBs) [1783]	No	No
B-17	Corporate Headquarters Building, Albuquerque, New Mexico (City of Albuquerque, New Mexico IRB)	No	No

          3.3.     Senior Lender Claim Classes and Intercompany Claims.

          The Classes for intercompany Claims by Sun Healthcare Group, Inc. against the Subsidiary Debtors have been combined with the Senior Lender Claim Classes for the Subsidiary Debtors in order to give effect to the pledge by Sun Healthcare Group, Inc. of such Claims to secure the Senior Lender Claims.

     SECTION 4.  TREATMENT OF CLAIMS AND EQUITY INTERESTS

          4.1.     Priority Non-Tax Claims (Class A).

          Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Effective Date, in full satisfaction of such Claim, Cash in an amount equal to such Claim.

          4.2.     Other Secured Claims (Class B).

          Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to a different treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors, either (i) the Collateral securing such Allowed Other Secured Claim, (ii) Cash in an amount equal to the value of the Collateral securing such Allowed Other Secured Claim, or (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired. In particular, the holders of Allowed Other Secured Claims in Subclasses B1 - B17, shall receive the treatment specified on Schedule 4.2 hereto.

          4.3.     United States Health Care Program Claims (Class C).

          The holders of the United States Health Care Program Claims shall receive $1,000,000 in Cash and a new note for $10,000,000 with (i) interest at the rate specified in section 1961 of title 28 of the United States Code, (ii) interest payable quarterly, and (iii) principal repaid on the following anniversaries of the Effective Date: $1,000,000 (first anniversary); $1,000,000 (second anniversary); $2,000,000 (third anniversary); $3,000,000 (fourth anniversary); and $3,000,000 (fifth anniversary). Other terms of the treatment of this class are contained in the Settlement Agreement referred to in section 5.12.

          4.4.     Senior Lender Claims (Class D).

          The Senior Lender Claims shall be deemed allowed in the aggregate amount of $843,318,000 plus intercompany Claims. Each holder of a Senior Lender Claim shall receive its Ratable Proportion of (i) $6,651,557 in Cash, (ii) (x) if Class F votes to accept the Plan of Reorganization, 8,800,000 shares of New Common Stock, or (y) if Class F votes to reject the Plan of Reorganization, 9,000,000 shares of New Convertible Common Stock and (iii) the Senior Lender Percentage of 200,000 shares of the New Convertible Common Stock (or New Common Stock, as applicable). In addition, the holders of the Senior Lender Claims shall be entitled to receive the Subsidiary Stock, which shall be deemed to be transferred by them to Reorganized Sun on the Effective Date. The six outstanding letters of credit issued under the credit agreement identified in clause (i) of the definition of "Senior Lender Claim" for the benefit of St Paul Insurance and Monterey/Pleasant Hill Limited Partnership, in an amount not to exceed $4,900,000, will be refinanced under the new financing agreement provided for in section 5.4.

          4.5.     General Unsecured Claims (Class E-1).

          Each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of (i) (x) if Class F votes to accept the Plan of Reorganization, 800,000 shares of the New Common Stock or (y) if Class F votes to reject the Plan of Reorganization, 800,000 shares of New Convertible Common Stock and (ii) the General Unsecured Percentage of 200,000 shares of the New Convertible Common Stock (or New Common Stock, as applicable), except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to a less favorable (to such holder) treatment of such Claim or to the extent that such Claim is covered by insurance. Distributions to holders of Allowed General

Unsecured Claims shall be made as provided in section 6.3. Allowed General Unsecured Claims that are covered by insurance shall be paid in the ordinary course of business of Reorganized Sun, to the extent of such insurance. If Class F votes to accept the Plan of Reorganization, shares of New Common Stock shall be distributed in lieu of shares of New Convertible Common Stock.

          4.6.     Convenience Claims (Class E-2).

          Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 7% of such Claim. Distributions to holders of Allowed Convenience Claims shall be funded and made as provided in section 6.4.

          4.7.     Senior Subordinated Note Claims (Class F).

          The Senior Subordinated Note Claims shall be deemed allowed in the aggregate amount of $431,858,518. If Class F votes to accept the Plan of Reorganization, each holder of an Allowed Senior Subordinated Note Claim shall receive its Ratable Proportion of (i) 200,000 shares of New Common Stock and (ii) the New Warrants. If Class F votes to reject the Plan of Reorganization, the holders of the Senior Subordinated Note Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

          4.8.     Convertible Subordinated Debenture Claims (Class G).

          The holders of the Convertible Subordinated Debenture Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

          4.9.     C-TIPS Claims (Class H).

          The holders of the C-TIPS Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims or Equity Interests.

         4.10.     Subsidiary Debtor Intercompany Claims (Class I).

          The holders of the Subsidiary Debtor Intercompany Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

          4.11.     Securities Litigation Claims (Class J).

          The holders of the Security Litigation Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

          4.12.     Equity Interests (Class K).

          The holders of the Equity Interests shall receive no distribution of property under the Plan of Reorganization on account of such Equity Interests.

     SECTION 5.  MEANS FOR IMPLEMENTATION

          5.1.     Deemed Consolidation of Debtors for Plan of Reorganization Purposes Only.

          Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated for the following purposes under the Plan of Reorganization; (i) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any

Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors and (ii) each and every Claim filed or to be filed in the Reorganization Cases shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

          Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors; (ii) pre- and post-Commencement Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan of Reorganization, or (C) in connection with any financing entered into by the Debtors on the Effective Date; and (iii) distributions out of any insurance policies or proceeds of such policies.

          Notwithstanding anything contained in the Plan of Reorganization to the contrary, the deemed consolidation of the Debtors shall not have any affect on the Claims being reinstated and unimpaired, and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan of Reorganization.

          5.2.     Termination of the DIP Agreement.

          Except to the extent that the DIP Agreement otherwise provides, on the Effective Date all obligations of the Debtors under the DIP Agreement shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Agreement. Without limiting the foregoing, any letters of credit that have not expired shall be replaced, with the consent of the lenders under the DIP Agreement or backed-up with letters of credit as a part of the exit facility referenced in section 5.4, all in accordance with the provisions of the DIP Agreement. Upon payment or satisfaction in full of all obligations under the DIP Agreement in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

          5.3.     Authorization of Plan Securities.

          Reorganized Sun is authorized to issue (i) 10,000,000 shares of New Convertible Common Stock, (ii) 50,000,000 shares of New Common Stock, (iii) 10,000,000 shares of New Redeemable Preferred Stock, (iv) 500,000 New Warrants to purchase 500,000 shares of New Common Stock, and (v) any equity interests specified in the New Management Incentive Plan. Each of the other Debtors is authorized to issue 10,000 shares of its new common stock, no par value, to Reorganized Sun in accordance with the deemed transfer specified in section 4.4, without the need for any further corporate action. If Class F votes to accept the Plan of Reorganization, shares of New Common Stock will be issued to holders of Allowed Claims in Class D and Class E-1 in lieu of shares of New Convertible Common Stock and the shares of New Redeemable Preferred Stock will not be authorized or issued.

          5.4.     Exit Facility.

          The Debtors are authorized to enter into a new revolving credit agreement or other financing arrangements to fund obligations under the Plan of Reorganization and provide for working capital requirements.

          5.5.     Waiver of Subordination.

          The distributions under the Plan of Reorganization take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the holders of Claims in Class F if Class F votes to accept the Plan of Reorganization shall not be subject to levy, garnishment, attachment, or other legal process by any holder of Claims senior to the Claims of the holders of the Senior Subordinated Note Claims by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan of Reorganization to be made to the holders of Claims in Class F if Class F votes to accept the Plan of Reorganization.

          5.6.     Registration Rights Agreement.

          On the Effective Date, Reorganized Sun shall execute and deliver a registration rights agreement in the form set forth in the Plan Supplement, obligating Reorganized Sun to register the New Common Stock under the Securities Exchange Act of 1934, as amended, upon the demand of certain holders thereof, and pursuant to customary "piggyback" provisions, all at the times and in accordance with the terms set forth in such registration rights agreement. The holders entitled to the benefits of the registration rights agreement are those that are issued 10% or more of the New Convertible Common Stock (or New Common Stock, as applicable), or would otherwise qualify as an "underwriter" as defined in section 1145(b) of the Bankruptcy Code.

          5.7.     SEC Reporting.

          Unless otherwise determined by its board of directors after the Effective Date, Reorganized Sun will continue to file periodic and current reports with the Securities and Exchange Commission, as required by a public company under the Securities Exchange Act of 1934.

          5.8.     Cancellation of Existing Securities and Agreements.

          Except for purposes of evidencing a right to distributions under the Plan of Reorganization, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against, or Equity Interest in, the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled.

          5.9.     Board of Directors.

          The initial Board of Directors of Reorganized Sun shall consist of nine members whose names shall be disclosed at or prior to the Confirmation Hearing. Eight members will be selected by the holders of the Senior Lender Claims. The ninth member shall be the Chief Executive Officer of Reorganized Sun. Each of the members of such initial Board of Directors shall serve a one-year term. After selection of the initial Board of Directors, the holders of the New Convertible Common Stock, the New Common Stock, and the New Redeemable Preferred Stock (to the extent issued) will elect members of the Board of Directors of Reorganized Sun in accordance with the Amended Certificate of Incorporation and Amended By Laws and applicable nonbankruptcy law.

         5.10.     Corporate Action.

          Reorganized Sun shall file the certificate of designation for the New Redeemable Preferred Stock and the Amended Certificate of Incorporation with the Secretary of State of the State of Delaware on the Effective Date. The Amended Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such certificate of incorporation as permitted by applicable law. The Amended Bylaws shall be deemed adopted by the board of directors of Reorganized Sun as of the Effective Date.

         5.11.     New Management Incentive Plan.

          Reorganized Sun shall adopt the New Management Incentive Plan. The solicitation of votes on this Plan of Reorganization shall include and be deemed to be a solicitation of the holders of New Convertible Common Stock (or New Common Stock, as applicable), for approval of the New Management Incentive Plan. Entry of the Confirmation Order shall constitute such approval. The details of the New Management Incentive Plan shall be included in the Plan Supplement.

         5.12.     Settlement with the United States.

          The Settlement Agreement among the Debtors and the United States of America acting through the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services (f/k/a the Health Care Financing Administration), the Office of Inspector General, the Department of Justice, and other agencies or departments of the United States concerning the resolution of certain Claims asserted by such agencies against the Debtors, in the form set forth in the Plan Supplement, is hereby made a part of the Plan of Reorganization. The economic payment terms of such settlement are incorporated into section 4.3.

         5.13.     Class Action Settlement.

          The Settlement Agreement among the Debtors and certain former employees of one of the Debtors concerning the resolution of certain class action Claims asserted by such parties against the Debtors, in the form set forth in the Plan Supplement, is hereby made a part of the Plan of Reorganization.

         5.14.     Release of Representatives.

          As of the Effective Date, the respective current and former officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors, the Creditors Committee, the holders of the Senior Lender Claims, and any disbursing agent selected by the Debtors shall be released by the Debtors from any and all Claims against them in their capacity as representatives of the Debtors, the Creditors Committee or the Senior Lender Claims, as applicable, except for claims based on willful misconduct, gross negligence, or breach of the duty of loyalty.

     SECTION 6.  DISTRIBUTIONS

          6.1.     Record Date for Distributions.

          As of the close of business on the date the Bankruptcy Court confirms the Plan of Reorganization, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after such date.

          6.2.     Date of Distributions.

          Unless otherwise provided herein, any distributions and deliveries to be made hereunder to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. At the discretion of Reorganized Sun, the 200,000 shares of New Convertible Common Stock (or New Common Stock, as applicable) referred to in sections 4.4(iii) and 4.5(ii) may be distributed in increments as the aggregate amount of Disputed Claims in Class E-1 are resolved. Notwithstanding the foregoing, distributions will be made quarterly unless the administrative costs of making the distributions would be excessive in comparison to the amount to be distributed.

          In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          6.3.     Distributions to Class E-1.

          For the purpose of calculating the Ratable Proportion of New Convertible Common Stock (or New Common Stock, as applicable) to be distributed to the holder of an Allowed General Unsecured Claim, the Debtors shall include all Disputed Claims in the aggregate amount of all Allowed Claims either in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court. Notwithstanding the foregoing, the Debtors may exclude any or all Tort Claims from such calculation to the extent they determine, in the exercise of their discretion and in consultation with the Claims Resolution Committee, that sufficient insurance is available to cover such Tort Claims. On a date selected by Reorganized Sun after the resolution of all Disputed Claims in Class E-1 (other than Tort Claims for which insurance coverage is available), Reorganized Sun shall recalculate the Ratable Proportion for each holder of an Allowed Claim in such Class, based on the aggregate amount of Allowed Claims in such Class on such date, and make a final distribution of New Convertible Common Stock (or New Common Stock, as applicable) to the holders of Allowed Claims in Class E-1. The Debtors shall be required to make an interim distribution if the aggregate number of shares of New Convertible Common Stock (or New Common Stock, as applicable) for such distribution is at least 50,000. Reorganized Sun may make additional interim distributions to Class E-1 if, in its sole discretion it determines that the cost and administrative burden of such interim distribution would be worthwhile. For purposes of these distributions, the Debtors at their option may estimate the amount to include for unliquidated Claims or seek an order from the Bankruptcy Court determining such estimates.

          6.4.     Distributions to Class E-2.

          Distributions of Cash to holders of Allowed Convenience Claims shall be made on the later of 90 days after the Effective Date or 10 days after such Claim becomes an Allowed Claim. Payments are intended to be funded from the net proceeds received by the Debtors from third parties in pending avoidance actions. In the event such net proceeds are not sufficient at the time of distribution specified above, Reorganized Sun will fund the balance from its other Cash on hand.

          6.5.     Disbursing Agent.

          All distributions under the Plan of Reorganization shall be made by Reorganized Sun as Disbursing Agent or such other entity designated by Reorganized Sun as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Sun.

          6.6.     Surrender of Instruments.

          As a condition to receiving any distribution under the Plan of Reorganization, each holder of a Senior Subordinated Note must surrender such Senior Subordinated Note to Reorganized Sun or its designee. Any holder of a Senior Subordinated Note that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan of Reorganization. All shares of New Common Stock (or New Convertible Common Stock, as applicable) and New Warrants not distributed as a result of any such forfeiture shall (i) in the case of New Common Stock (or New Convertible Common Stock, as applicable), be treated as treasury shares of Reorganized Sun, and (ii) in the case of New Warrants, be cancelled.

          6.7.     Setoffs.

          Except with respect to the Senior Lender Claims and the Subsidiary Debtors' Intercompany Claims, the Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against the holder of such Claim, provided, that in the event the Debtors seek to exercise such setoff rights against the holder of a Claim that is a debtor in a case under the Bankruptcy Code, the Debtors shall comply with the requirements of the Bankruptcy Code, including seeking relief from the automatic stay.

          6.8.     Delivery of Distributions.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of an Allowed Senior Lender Claim or an Allowed Senior Subordinated Note Claim, shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to any holder of an Allowed Senior Lender Claim shall be made to Bank of America, N.A., as administrative agent, under that certain Credit Agreement, dated as of October 8, 1997, among Sun Healthcare Group, Inc., Bank of America, N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto. All distributions to any holder of an Allowed Senior Subordinated Note Claim shall be made to (i) U.S. Bank Trust National Association, as trustee, under the Indenture, dated as of May 4, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9 3/8% Senior Subordinated Note due 2008, (ii) U.S. Bank Trust National Association, as trustee, under the Second Amended and Restated Indenture, dated as of January 10, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9-1/2% Senior Subordinated Note due 2007, (iii) Bank of New York, as trustee, under the First Supplemental Indenture, dated as of January 4, 1995, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and Bank of New York, as trustee, for the 11-3/4% Senior Subordinated Note due 2002, or (iv) U.S. Trust Company of California, N.A., as trustee, under the Indenture dated as of October 12, 1995, as supplemented on October 8, 1997, between Regency Health Service, Inc., the guarantors named therein and U.S. Trust Company of California, N.A., as trustee for the 9 7/8% Senior Subordinated Notes due 2002. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the date of distribution. After such date, all unclaimed property or interest in property shall revert to the applicable Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred; provided, however that any unclaimed property distributable to holders of claims in Class E-1 shall be redistributed ratably to holders of Allowed Claims in Class E-1 unless the administrative costs of making such distributions would be excessive in comparison to the amount to be distributed.

          6.9.     Manner of Payment Under Plan of Reorganization

          At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         6.10.     No Fractional Shares.

No fractional shares of New Convertible Common Stock (or New Common Stock, as applicable) or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Convertible Common Stock (or New Common Stock, as applicable) shall be rounded down to the next whole number or zero, as applicable.

         6.11.     Distributions After Effective Date.

          Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

         6.12.     Rights and Powers of Disbursing Agent.

                  (a)  Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                   (b)  Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Debtors.

     SECTION 7.  PROCEDURES FOR TREATING DISPUTED CLAIMS

          7.1.     Objections to Claims.

          Except insofar as a Claim is allowed hereunder, the Debtors and the Claims Resolution Committee shall each be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (a) one hundred and twenty (120) days after the Effective Date or (b) such later date as may be fixed by the Bankruptcy Court.

          7.2.     No Distributions Pending Allowance.

                  (a)  General. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, the Debtors shall withhold from the property to be distributed on or after the Effective Date, the portion of such property allocable to such Disputed Claim. Until such time as a distribution is made hereunder on account of a Disputed Claim that becomes an Allowed Claim, the holder of such claim shall not be entitled to vote any shares of New Convertible Common Stock (or New Common Stock, as applicable) to be received by such holder under the Plan of Reorganization on account of such Disputed Claim.

                  (b)  Prepetition Tort Claims. All prepetition Tort Claims not already allowed by Final Order are Disputed Claims. Any prepetition Tort Claim as to which a proof of claim was timely filed in the Reorganization Cases shall be determined and liquidated in the alternative dispute resolution procedures approved by the Bankruptcy Court (the "ADR Procedures") or, if the automatic stay has been terminated as to such Claim, in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any prepetition Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this section 7.2 or the ADR Procedures and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class E-1 or Class E-2, as applicable, in such liquidated amount and satisfied in accordance with the Plan of Reorganization. Nothing contained in this section 7.2 shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

          7.3.     Estimation of Claims.

          The Debtors and the Claims Resolution Committee may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Claims Resolution Committee previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

          7.4.     Distributions Relating to Disputed Claims.

          At such time as a Disputed Claim becomes an Allowed Claim, Reorganized Sun shall distribute to the holder of such Claim, such holder's Ratable Proportion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class, subject to the provisions of sections 4.4 and 4.5 hereof.

          7.5.     Distributions After Allowance.

          To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution to which such holder is entitled under the Plan of Reorganization.

     SECTION 8.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          8.1.     General Treatment.

          All executory contracts (including any option or warrant to purchase common stock of any of the Debtors to the extent such option or warrant is determined not to be an Equity Interest) and unexpired leases to which any of the Debtors are parties are hereby rejected, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated or generally described on Schedule 8.1 hereto as a contract or lease to be assumed, (c) is the subject of a separate motion filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date, or (d) is subject to sections 8.4 and 8.5 below. For purposes hereof, each executory contract and unexpired lease listed or generally described on Schedule 8.1 hereto that relates to the use or occupancy of real property shall include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1 hereto and (b) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 8.1 hereto including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements are specifically rejected. A non-Debtor party to an executory contract or unexpired lease that is being rejected hereunder may request that the Debtors assume such contract or lease by sending written notice to the Debtors, which notice shall include a waiver of any defaults (including any payment defaults) and any right to any cure payment under such contract or lease. The Debtors may assume such contract or lease without further action of the Bankruptcy Court.

          8.2.     Cure of Defaults.

          Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.1 hereof, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within 60 days after the

Confirmation Date, file a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts to be assumed. The parties to such executory contracts to be assumed by the Debtors shall have 30 days to object to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. In the event the Bankruptcy Court determines that the cure amount is greater than the cure amount listed by the Debtors, the Debtors may reject the contract rather than paying such greater amount. In addition, at all times prior to the Effective Date, the Debtors shall retain their right to reject any of the executory contracts on the schedule of contracts and leases to be assumed.

          8.3.     Rejection Claims.

          In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is 30 days after the later of the Effective Date or the date of such rejection.

          8.4.     Survival of Indemnification Obligations.

          Any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify current directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan of Reorganization. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors pursuant to the Plan of Reorganization, and shall continue as obligations of the Debtors.

          8.5.     Provider Agreements and Inter-Debtor Agreements.

          As of the Effective Date, all (i) provider agreements that exist between the Debtors and either the federal government or any state government in connection with participation of the Debtors in the Medicare and Medicaid programs except for facilities that have been transferred to other parties during the Debtors' chapter 11 cases and (ii) all executory contracts and unexpired leases between and among any of the Debtors, are specifically assumed hereby.

     SECTION 9.  CONDITION PRECEDENT TO THE EFFECTIVE DATE

          The occurrence of the Effective Date is subject to satisfaction of the condition precedent that Reorganized Sun or the Debtors shall have entered into a new revolving credit agreement or other financing arrangement for purposes of funding obligations under the Plan of Reorganization and providing for working capital requirements. The condition precedent in section 9 hereof may be waived, in whole or in part, by the Debtors. Any such waiver of the condition precedent in section 9 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan of Reorganization.

     SECTION 10.  EFFECT OF CONFIRMATION

         10.1.     Vesting of Assets.

          Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein, the Confirmation Order, or the DIP Agreement. The Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

         10.2.     Discharge of Claims and Termination of Equity Interests.

          Except as otherwise provided herein, in the Confirmation Order, or in the DIP Agreement, the rights afforded in the Plan of Reorganization and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan of Reorganization or the DIP Agreement, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

         10.3.     Discharge of Debtors.

          Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein or in the DIP Agreement, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

         10.4.     Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         10.5.     Injunction Against Interference with Plan of Reorganization.

          Upon the entry of a Confirmation Order with respect to the Plan of Reorganization and except as otherwise provided herein, in the Confirmation Order, or in the DIP Agreement, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.

         10.6.     Exculpation.

          Neither the Debtors, the Disbursing Agent, the Creditors Committee, the Claims Resolution Committee, nor any of their respective members, present or former officers, directors, employees, agents or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Reorganization Cases, the confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence.

         10.7.     Avoidance Actions.

          Except with respect to Claims Allowed in the Plan of Reorganization, the Debtors retain the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors or debtors in possession. To the extent that the avoidance action results in a Class E Allowed Claim, the Debtors shall credit 7% of such Allowed Claim against the recovery to be received in connection with such avoidance action, in full satisfaction of such claim any such avoidance action such claimant might otherwise hold in connection with a judgment or settlement of the avoidance action. The net proceeds of all avoidance actions received by the Debtors shall be used to fund distributions to the holders of Allowed Convenience Claims until such time as all such distributions have been made.

     SECTION 11.  RETENTION OF JURISDICTION

         11.1.     Jurisdiction of the Bankruptcy Court.

          On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                  (a)  To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                  (b)  To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Confirmation Date.

                  (c)  To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

                  (d)  To consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, Administrative Expense Claim, or Equity Interest.

                  (e)  To hear and determine all actions commenced by the Debtors pursuant to sections 505, 542, 543, 544, 545, 547, 548, and 549 of the Bankruptcy Code, collection matters related thereto, and settlements thereof.

                  (f)  To hear and determine any disputes or issues arising under the settlement agreements referred to in sections 5.12 and 5.13 hereof or any other settlements of claims approved by the Bankruptcy Court.

                  (g)  To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                  (h)  To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

                  (i)  To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                  (j)  To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                  (k)  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                  (l)  To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

                  (m)  To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

                  (n)  To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                  (o)  To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                  (p)  To enter a final decree closing the Reorganization Cases.

                  (q)  To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

     SECTION 12.  MISCELLANEOUS PROVISIONS

         12.1.     Payment of Statutory Fees.

          On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

         12.2.     Retiree Benefits.

          On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor has obligated itself to provide such benefits.

         12.3.     Dissolution of Creditors Committee and Creation of Claims Resolution Committee.

                  (a)  Creditors Committee.

          On the Effective Date, the Creditors Committee will dissolve and the members of the Creditors Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The professionals retained by the Creditors Committee and the members thereof will not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed and served after the Effective Date pursuant to section 2.2 hereof. Fees and expenses incurred by the professionals to the Creditors Committee post-Effective Date (i.e., preparation of the final fee applications) may be included as part of the billings with respect to the Claims Resolution Committee (as discussed below) or billed separately as set forth in section 2.2 hereof.

                  (b)  Claims Resolution Committee.

          Function and Composition of the Claims Resolution Committee. On the Effective Date, the Claims Resolution Committee will be established. Its functions will include: (i) monitoring the Reorganized Debtors' activities in (A) reconciling and resolving Disputed Claims in Classes E-1 and E-2, (B) resolving the Avoidance Actions, (C) determining the General Unsecured Percentage, (D) making distributions on account of the Disputed Claims once resolved and on account of the General Unsecured Percentage, and (E) prosecuting objections to Claims and seeking estimation of Claims; and (ii) reviewing and asserting objections to the reasonableness of settlements or compromises of Disputed Claims and avoidance actions, subject to and consistent with any prior orders entered by the Bankruptcy Court relating thereto. The Claims Resolution Committee may consist of holders of claims in Classes D, E-1 and/or E-2, including those who may have previously served as a member of the Creditors Committee. The members of the Claims Resolution Committee will be selected by the Creditors Committee.

          Committee Procedures. The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will include the following: (i) a majority of the Claims Resolution Committee will constitute a quorum; (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson; (iii) meetings of the Claims Resolution Committee will be called by its chairperson or its counsel on such notice and in such manner as its chairperson may deem advisable; and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

          Employment of Professionals by the Claims Resolution Committee and Reimbursement of Committee Members. The Claims Resolution Committee will be authorized to retain and employ the legal and financial advisory firms employed by the Creditors Committee. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each committee member in the performance of its duties within ten days of invoicing without submission to or approval by the Bankruptcy Court. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its professionals or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

          Dissolution of the Claims Resolution Committee. Subject to further order of the Bankruptcy Court or unless a timely objection to the certification described below is served and filed as set forth below, the Claims Resolution Committee will dissolve upon the earlier of ten days after the date that an officer of the Reorganized Debtors serves on counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate amount of the Allowed and remaining Disputed Claims in Classes E-1 and E-2 are equal to or less than $243,000,000 or that all Class E-1 and E-2 Claims have been resolved. The Claims Resolution Committee may file and serve on the Reorganized Debtors an objection to the certification within 10 days of receipt thereof, with the issue of the aggregate amount of the Allowed and remaining Disputed Claims in Classes E-1 and E-2 to be determined by the Bankruptcy Court. In such event, the Claims Resolution Committee shall not be dissolved until ten days after the entry of a Final Order resolving the certificate dispute determining that the Allowed and remaining Disputed Claims in Classes E-1 and E-2 are equal to or less than $243,000,000. The professionals retained by the Claims Resolution Committee and the members of the committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee, except for the purposes of collecting fees, expenses and disbursements incurred by the members of the Claims Resolution Committee or its professionals.

         12.4.     Recognition of Guaranty Rights.

          The classification of and manner of satisfying all Claims and Equity Interests under the Plan of Reorganization takes into consideration (i) the existence of guaranties by the Debtors, and (ii) the fact that the Debtors may be joint obligors with each other or other entities, with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan of Reorganization.

         12.5.     Certain Indenture Trustee Fees and Expenses.

          The reasonable fees and expenses of the Indenture Trustee for the holders of Claims in Class F, including the fees and expenses of its professionals, and, if Class F votes to accept the Plan of Reorganization, the reasonable expenses of Credit Suisse First Boston Corporation, as a holder of Senior Subordinated Note Claims, including the fees and expenses of its professionals (i.e., Fried Frank Harris Shriver & Jacobson, Rosenthal Monhait Gross & Goddess and Chanin Capital Partners), will be paid in Cash by the Debtors as soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, without the need for any such parties or professionals to file an application for allowance with the Bankruptcy Court. In addition, the reasonable fees and expenses of the Indenture Trustee of the 6.5% Convertible Subordinated Debentures due 2003, including the fees and expenses of its professionals, under the 6.5% Convertible Subordinated Indenture dated October 1, 1994, will be paid by the Debtors pursuant to the Confirmation Order in Cash on the Effective Date, in a manner consistent with the provisions of the 6.5% Convertible Subordinated Indenture, without the need for the 6.5% Convertible Subordinated Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the 6.5% Convertible Subordinated Indenture Trustee and its professionals in full, the 6.5% Convertible Subordinated Indenture Trustee will be deemed to have released all of its lien and priority rights for its fees and expenses under the 6.5% Convertible Subordinated Indenture. Any disputes regarding the payment of fees and expenses under this section shall be submitted to the Bankruptcy Court for resolution. The reasonable fees and expenses of the Indenture Trustee of the 7% Convertible Junior Subordinated Debentures due 2028, including the fees and expenses of its professionals (i.e., Pryor Cashman Sherman & Flynn LLP), under the Indenture dated May 4, 1998, will be paid by the Debtors in Cash on as soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, in a manner consistent with the provisions of the 7% Indenture, without the need for the 7% Convertible Junior Subordinated Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the 7% Convertible Junior Subordinated Indenture Trustee and its professionals in full, the 7% Convertible Junior Subordinated Indenture Trustee will be deemed to have released all of its lien and priority rights, if any, for its fees and expenses under the 7% Convertible Subordinated Indenture. Any disputes regarding the payment of fees and expenses under this section shall be submitted to the Bankruptcy Court for resolution.

         12.6.     Substantial Consummation.

          On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

         12.7.     Amendments.

                  (a)  Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

                  (b)  Other Amendments. Prior to the Effective Date and with the consent of the Creditors Committee and the holders of the Senior Lender Claims, which consent shall not be unreasonably withheld, the Debtors may make appropriate technical adjustments and modifications to the Plan of

Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

         12.8.     Governing Law.

          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         12.9.     Time.

          In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

         12.10.     Notices.

          All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Sun Healthcare Group, Inc. 101 Sun Avenue, N.E. Albuquerque, New Mexico 87109 Attn: Robert F. Murphy, Esq. Secretary and General Counsel Telephone: (505) 821-3355
Telecopier: (505) 468-4747

         -and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Michael F. Walsh, Esq.
Telephone: (212) 310-8000
Telecopier: (212) 310-8007

         -and-

Richards, Layton & Finger P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Attn: Mark D. Collins, Esq.
Telephone: (302) 658-6541
Telecopier: (302) 658-6548

         -and-

Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Attn: Scott L. Hazan, Esq.
Telephone: (212) 661-9100
Telecopier: (212) 682-6104

         -and-

Saul Ewing LLP
222 Delaware Avenue
Suite 1200
P.0. Box 1266
Wilmington, Delaware 19899
Attn: Mark Minuti, Esq.
Telephone: (302) 421-6800
Telecopier: (302) 421-5873

-and-

O'Melveny & Myers, LLP
400 South Hope Street
Los Angeles, California 90071
Attn: Ben H. Logan, Esq.
Telephone: (213) 430-6000
Telecopier: (213) 430-6407

         -and-

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Stuart Hirshfield, Esq.
Telephone: (212) 289-8000
Telecopier: (212) 259-6333

Dated:  Wilmington, Delaware
December 18, 2001

Respectfully submitted, SUN HEALTHCARE GROUP, INC. (for itself and on behalf of each of Debtors)
By: /s/ Wallace E. Boston, Jr. Name: Wallace E. Boston, Jr. Title: Chief Financial Officer

COUNSEL:
/s/ Michael F. Walsh
Mark D. Collins (No. 2981)
Russell C. Silberglied (No. 3462)
Richards, Layton & Finger P.A.
Co-Attorneys for the Debtors
   and Debtors in Possession
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
         - and -
Michael F. Walsh
Paul M. Basta
Weil, Gotshal & Manges LLP
Co-Attorneys for the Debtors
   and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

EXHIBITS AND SCHEDULES
TO PLAN OF REORGANIZATION

EXHIBIT A
DEBTORS

1.	Sun Healthcare Group, Inc.
2.	Accelerated Care Plus, L.L.C.
3.	Advantage Health Services, Inc.
4.	Americare Health Services Corp.
5.	Americare Homecare, Inc.
6.	Americare Midwest, Inc.
7.	Americare of West Virginia, Inc.
8.	Ameridyne Corporation
9.	Atlantic Medical Supply Company, Inc.
10.	Bay Colony Health Service, Inc.
11.	Beckley Health Care Corp.
12.	Bergen Eldercare, Inc.
13.	Bibb Health & Rehabilitation, Inc.
14.	BioPath Clinical Laboratories, Inc.
15.	Braswell Enterprises, Inc.
16.	Brent-Lox Hall Nursing Home, Inc.
17.	Brittany Rehabilitation Center, Inc.
18.	Cal-Med, Inc.
19.	Capitol Care Management Company, Inc.
20.	Care Enterprises, Inc.
21.	Care Enterprises West
22.	Care Finance, Inc.
23.	Care Home Health Services
24.	CareerStaff Management, Inc.
25.	CareerStaff Unlimited, Inc.
26.	Carmichael Rehabilitation Center
27.	Charlton Healthcare, Inc.
28.	Circleville Health Care Corp.
29.	Clipper Home of North Conway, Inc.
30.	Clipper Home of Portsmouth, Inc.
31.	Clipper Home of Rochester, Inc.
32.	Clipper Home of Wolfeboro, Inc.
33.	Coalinga Rehabilitation Center
34.	Community Re-Entry Services of Cortland, Inc.
35.	Contour Medical, Inc.
36.	Contour Medical-Michigan, Inc.
37.	Contour Medical of Central Florida, Inc.
38.	Covina Rehabilitation Center
39.	Crescent Medical Services, Inc.
40.	Dunbar Health Care Corp.
41.	Duval Healthcare Center, Inc.
42.	Evergreen Rehabilitation Center
43.	Executive Pharmacy Services, Inc.
44.	Facility Supply, Inc.
45.	Fairfield Rehabilitation Center
46.	First Class Pharmacy, Inc.
47.	Fullerton Rehabilitation Center
48.	Gainesville Healthcare Center, Inc.
49.	Gardendale Health Care Center, Inc.
50.	Glendora Rehabilitation Center
51.	Glenville Health Care, Inc.

i

52.	Golan Healthcare Group, Inc.
53.	Goodwin Nursing Home, Inc.
54.	Grand Terrace Rehabilitation Center
55.	G-WZ of Stamford, Inc.
56.	Hallmark Health Services, Inc.
57.	Harbor View Rehabilitation Center
58.	Hawthorne Rehabilitation Center
59.	HC, Inc.
60.	Heritage Rehabilitation Center
61.	Heritage-Torrance Rehabilitation Center
62.	HoMed Convalescent Equipment, Inc.
63.	HSR Partners, L.P.
64.	HTA of New York, Inc.
65.	Huntington Beach Convalescent Hospital
66.	Jackson Rehabilitation Center, Inc.
67.	Jeff Davis Healthcare, Inc.
68.	Lake Forest Healthcare Center, Inc.
69.	Lake Health Care Center, Inc.
70.	Libbie Rehabilitation Center, Inc.
71.	Linda-Mar Rehabilitation Center
72.	Living Services, Inc.
73.	LTC Staffinders, Inc.
74.	Manatee Springs Nursing Center, Inc.
75.	Maplewood Health Care Center of Jackson, Tennessee, Inc.
76.	Marion Health Care Corp.
77.	Masthead Corporation
78.	Meadowbrook Rehabilitation Center
79.	Med-Florida, Inc.
80.	Mediplex Atlanta Rehabilitation Institute, Inc.
81.	Mediplex Management, Inc.
82.	Mediplex Management of Palm Beach County, Inc.
83.	Mediplex Management of Texas, Inc.
84.	Mediplex of Concord, Inc.
85.	Mediplex of Connecticut, Inc.
86.	Mediplex of Kentucky, Inc.
87.	Mediplex of Maryland, Inc.
88.	Mediplex of Massachusetts, Inc.
89.	Mediplex of New Hampshire, Inc.
90.	Mediplex of New Jersey, Inc.
91.	Mediplex of Ohio, Inc.
92.	Mediplex of Tennessee, Inc.
93.	Mediplex of Virginia, Inc.
94.	Mediplex Rehabilitation of Massachusetts, Inc.
95.	Mountain Care Management, Inc.
96.	NeuroFlex, Inc.
97.	New Bedford Nursing Center, Inc.
98.	Newport Beach Rehabilitation Center
99.	Nursing Home, Inc.
100.	Oakview Treatment Centers of Kansas, Inc.
101.	Oasis Mental Health Treatment Center, Inc.
102.	Orange Rehabilitation Hospital, Inc.

ii

103.	Pacific Beach Physical Therapy, Inc.
104.	Pacific Health Care, Inc.
105.	Paradise Rehabilitation Center, Inc.
106.	Paso Robles Rehabilitation Center
107.	Peachwood Physical Therapy Corporation
108.	Pharmacy Factors of California, Inc.
109.	Pharmacy Factors of Florida, Inc.
110.	Pharmacy Factors of Texas, Inc.
111.	Phoenix Associates, Inc.
112.	Phoenix-Hudson Company
113.	Pine Manor Rest Home, Incorporated
114.	P.M.N.F. Management, Inc.
115.	PRI, Inc.
116.	Pro-Scription, Inc.
117.	Putnam Health Care Corp.
118.	Quality Care Holding Corporation
119.	Quality NHF Leasing, Inc.
120.	Quality Nursing Care of Massachusetts, Inc.
121.	Quest Medical Supply, Inc.
122.	Regency Health Services, Inc.
123.	Regency High School, Inc.
124.	Regency-North Carolina, Inc.
125.	Regency Outpatient Services, Inc.
126.	Regency Rehab Hospitals, Inc.
127.	Regency Rehabilitation Management and Consulting Services, Inc.
128.	Regency-Tennessee, Inc.
129.	Retirement Care Associates, Inc.
130.	Retirement Management Corporation
131.	RHS Management Corporation
132.	Riviera Retirement, Inc.
133.	Roberta Health Care Center, Inc.
134.	Rosewood Rehabilitation Center, Inc.
135.	Salem Health Care Corp.
136.	San Bernardino Rehabilitation Hospital, Inc.
137.	Sea Side Retirement, Inc.
138.	Shandin Hills Rehabilitation Center
139.	SHG Finance, LLC
140.	SHG International Holdings, Inc.
141.	Southside Health Care Center, Inc.
142.	SRT, Inc.
143.	Statesboro Health Care Center, Inc.
144.	Stockton Rehabilitation Center, Inc.
145.	Summers Landing, Inc.
146.	SunAlliance Healthcare Services, Inc.
147.	SunBridge Healthcare Corporation
148.	SunBridge Healthcare of Colorado, Inc.
149.	SunBridge Healthcare of Florida, Inc.
150.	SunBridge, Inc.
151.	SunBridge Rehab of Colorado, Inc.
152.	Sun Care Corp.
153.	SunCare Respiratory Services, Inc.

iii

154.	SunChoice.com, Inc.
155.	SunChoice Medical Supply, Inc.
156.	Sun Coast Retirement, Inc.
157.	SunDance Rehabilitation Corporation
158.	SunDance Rehabilitation Services, Inc.
159.	SunDance Rehabilitation Texas, Limited Partnership
160.	SunFactors, Inc.
161.	Sun Financing I
162.	Sun Healthcare Group Finance Company
163.	Sun Healthcare Group International Corporation
164.	Sun Healthcare, Inc.
165.	SunHealth Specialty Services, Inc.
166.	Sun Lane Purchase Corporation
167.	SunMark Nevada, Inc.
168.	Sunmark of New Mexico, Inc.
169.	SunPlus Home Health Services, Inc.
170.	SunScript Pharmacy Corporation
171.	SunSolution, Inc.
172.	The Mediplex Group, Inc.
173.	Therapists Unlimited-Baltimore/Washington, D.C., L.P.
174.	Therapists Unlimited-Chicago II, L.P.
175.	Therapists Unlimited-Detroit II, L.P.
176.	Therapists Unlimited-Fresno, L.P.
177.	Therapists Unlimited-Indianapolis, L.P.
178.	Therapists Unlimited-Seattle, L.P.
179.	U.S. Laboratory Corp.
180.	Vista Knoll Rehabilitation Center, Inc.
181.	West Jersey/Mediplex Rehabilitation, L.P.
182.	West Tennessee, Inc.
183.	Willowview Rehabilitation Center
184.	Willow Way, Inc.
185.	Woodbury Health Care Center, Inc.
186.	Worcester Nursing Center, Inc.

iv

Schedule 4.2 - Treatment of Subclasses B1 - B17

Subclass B-1 - HCFP Revolver. Heller Healthcare Finance, Inc., formerly known as HCFP Funding Inc., and Debtors Retirement Care Associates, Inc. and certain of its subsidiaries are parties to a secured revolving credit facility dated as of December 8, 1998. As of the Petition Date, the aggregate amount of claims under this revolver was approximately $12.76 million and such claims were secured by the accounts receivable and certain intangibles of those Debtors. As part of the cash collateral stipulation, the Debtors have paid this claim in full.

Subclass B-2 - Sumitomo Synthetic Lease. SunBridge Healthcare Corporation, one of the Debtors, and Sumitomo Bank Leasing and Finance, Inc. are parties to a synthetic lease agreement, pursuant to which Sumitomo financed the acquisition or construction of certain facilities by SunBridge. The outstanding balance owed to Sumitomo as of the petition Date was $21,551,966. Under the Plan of Reorganization, Sun will have the ability to sell the Calistoga property, with the net proceeds of sale paid to Sumitomo to reduce the outstanding liability. The remaining five properties will be retained by the Debtors under a new mortgage note, which is cross-defaulted and cross-collateralized, that contains two tranches. Tranche A will be in the principal amount of $16,554,163.49, secured by the five remaining Sumitomo properties (San Leandro, CA, Willows, CA, Temple City, CA, Meridian, ID, and Moses Lake, WA). Tranche A will be payable monthly, with interest at LIBOR plus 2.5%, for a term of two years with a balloon payment at maturity. Tranche B will be in the amount attributable to the divested Calistoga property, after application of any proceeds from sale, plus any unpaid rent on the properties calculated at the non-default rate. Tranche B principal, with interest calculated at LIBOR plus 2.5%, will be due quarterly from excess cash flow first paying accrued interest then outstanding principal. All remaining principal and interest will be due as a balloon payment at the maturity of the two year term. In the event the Debtors obtain a 100% refinancing of the Sumitomo loan through HUD, any unpaid principal and interest under Tranche B will be forgiven after applying the proceeds from such refinancing as follows: first, to Tranche A; second, to accrued interest under Tranche B; and third to Tranche B principal.

Subclass B-3 - THCI Mortgage Holding Company (Denver, Colorado facility). Mediplex of Colorado, Inc. and Valley View Psychiatric Services, Inc., two of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to a promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $9,124,370, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E-1 or Class E-2, as applicable.

Subclass B-4 - THCI Mortgage Holding Company (Brookline, Massachusetts facility). Mediplex of Massachusetts, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $3,754,596, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E-1 or Class E-2, as applicable.

Subclass B-5 - THCI Mortgage Holding Company (East Boston, Massachusetts facility). Mediplex Rehabilitation of Massachusetts, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the

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Petition Date, the aggregate amount of claims under this note was approximately $8,197,937, secured by the property listed above. The Debtors will issue a new note in the principal amount of the aggregate allowed claims in this subclass. The principal amount is expected to approximate $10,789,000, depending on the date the Debtors emerge from chapter 11. The new note will (i) be secured by the East Boston, Massachusetts facility, (ii) bear 8% interest or at such other market interest rate, as determined by the Bankruptcy Court, (iii) be a recourse obligation of this Debtor, and (iv) will amortize over 15 years. THCI has asserted that the Debtors' obligations under the East Boston Note include the payment of all lease rejection damages. The Debtors dispute that position. The Debtors expect that this issue will be resolved as part of confirmation of the Plan of Reorganization and/or any motions or proceedings currently before the Bankruptcy Court. In the event that the determinations by the Bankruptcy Court would require a material increase in the principal amount of the note for subclass B-5, the Debtors reserve the right to surrender the facility in satisfaction of those claims.

Subclass B-6 - THCI Mortgage Holding Company (Stamford, Connecticut facility). G-WZ of Stamford, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $9,268,370, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E-1.

Subclass B-7 - Sunset Convalescent Corp. (Grand Terrace, California facility). Regency Health Services, Inc., one of the Debtors, and Sunset Convalescent Corp. are parties to a $675,000 promissory note dated June 1, 1984 (as amended, assigned and assumed) which is secured by a deed of trust dated August 28, 1993 encumbering the Grand Terrace facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $549,816. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-8 - PFC Corporation/HUD (Carmichael, California facility). Carmichael Convalescent Hospital, one of the Debtors, and PFC Corporation. are parties to a security agreement and a deed of trust note dated as of November 20, 1992 and modified as of August 24, 1995 pursuant to which PFC Corporation financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this agreement was approximately $4,641,279, secured by the property listed above. The Debtors will cure defaults a reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-9 - LTC Properties, Inc. (Griffin, Georgia facility). LTC Properties, Inc. and Retirement Care Associates, Inc., one of the Debtors, are parties to a Loan Agreement dated as of April 28, 1995 (as amended), pursuant to which LTC made a secured loan in the principal amount of $5,150,000. The Debtors have cured defaults and reinstated the loans underlying the claims in this class pursuant to the Bankruptcy Court's Order dated June 22, 2000 entitled "Order Pursuant to (i) Bankruptcy Rules 9019 approving a Settlement Agreement with LTC Properties, Inc. and (ii) section 363(b) and 363(f) of the Bankruptcy Code and Bankruptcy Rule 6004 establishing sale procedures and authorizing the debtors to sell, free and clear of liens, claims and encumbrances, but subject to higher and better offers, certain healthcare facilities in accordance with the Settlement Agreement."

Subclass B-10 - LTC Properties, Inc. (Columbus, Georgia facility). LTC Properties, Inc. and Summers Landing, Inc., one of the Debtors, are parties to a Loan Agreement dated as of November 22, 1996 (as amended), pursuant to which LTC made a secured loan in the principal amount of $1,300,000. The Debtors have cured defaults and reinstated the loans underlying the claims in this class pursuant to the Bankruptcy Court's Order dated June 22, 2000 entitled "Order pursuant to (i) Bankruptcy Rules 9019 approving a Settlement Agreement with LTC Properties, Inc. and (ii) section 363(b) and 363(f) of the Bankruptcy Code and Bankruptcy Rule 6004 establishing sale procedures and authorizing the Debtors to sell, free and clear of liens, claims and encumbrances, but subject to higher and better offers, certain healthcare facilities in accordance with the Settlement Agreement."

Subclass B-11 - Sun Life of Canada (Masthead Bldgs, Albuquerque, New Mexico). Masthead Corporation, one of the Debtors, and Sun Life Assurance Company of Canada are parties to a promissory note in the original principal amount of $8.3 million, repayment of which is secured by a first priority mortgage on Sun Healthcare Group Inc.'s headquarters. The balance of the note as of the Petition Date was $7,736,796. Amounts equal to regularly scheduled payments of principal and interest on the existing note have been paid as adequate protection throughout the cases.

Subclass B-12 - Braswell Management et al. (Pomona and Pico Rivera, California buildings). A promissory note (secured by deeds of trust) in the amount of $4,375,000 was issued by Regency Health Services, Inc. on November 8, 1993 as consideration in addition to cash for the purchase of six healthcare facilities and one office building from Braswell Management Inc. Through an arbitration award the note was reduced and re-amortized retroactively to the original date of the note in the amount of $4,114,036. As of September 30, 2001 the balance on the note per the reduction and new amortization schedule is $3,527,794.51. In order to complete a sale-leaseback of the secured properties without Braswell Management Inc.'s consent, Regency deposited cash with Chicago Title Company for an agreement to indemnify around the title insurance exceptions. The current cash balance on deposit with Chicago Title is approximately $3,600,000. The monthly note payments are made by Chicago Title directly to Braswell Management Inc.

Subclass B-13 - The Park National Bank (Circleville, Ohio). Regency Health Services, Inc., one of the Debtors, and The Park National Bank are parties to a promissory note in the original principle amount of $187,500. The balance of the note as of the Petition Date was $168,851. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code. The cure amount as of November 30, 2001 is $14,856.92.

Subclass B-14 - New Lexington Revenue Bonds. Subclass B-14 consists of the secured claim of SunTrust Bank, as indenture trustee under that certain Trust Indenture, dated as of September 1, 1996, between the County of Perry, Ohio and SunTrust Bank, pursuant to which the County of Perry issued those certain $2,545,000 County of Perry, Ohio Nursing Facility Refunding Revenue Bonds (New Lexington Health Care Corp. Project), Series 1996. The secured claim of SunTrust Bank in Subclass B-14 is (i) allowed in the principal amount of $2,235,000, plus accrued and unpaid interest, costs and expenses, as more fully provided in the Trust Indenture and all the other documents and agreements executed in connection with the New Lexington Revenue Bonds, and (ii) secured by a duly perfected, first priority mortgage and lien on certain real and personal property (whether owned or hereafter acquired) of New Lexington Healthcare Corp., as succeeded by SunBridge Healthcare Corporation, relating to a project known as the "American New Lexington Nursing and Rehabilitation Center" located at 980 South Main Street, New Lexington, Perry County, Ohio, including without limitation, all revenues and accounts arising therefrom, among other collateral. In addition, the secured claim of SunTrust Bank in Subclass B-14 is secured by a Letter of Credit issued by Chase Manhattan Bank.

As of the Effective Date, SunBridge Healthcare Corporation's obligation in connection with the New Lexington Revenue Bonds shall be reinstated and each and every indenture, loan agreement, mortgage, security agreement, guaranty, subordination agreement, and other document executed in connection with the New Lexington Revenue Bonds including, without limitation, the Letter of Credit shall be reinstated. All legal, equitable and contractual rights under the aforementioned New Lexington Revenue Bonds documents and the related New Lexington Revenue Bonds shall remain unaltered after confirmation of the Debtors' Plan of Reorganization. To the extent necessary to reinstate all such obligations, rights, agreements and documents, the Debtor shall execute and obtain such replacement agreements and documents, including without limitation, Uniform Commercial Code financing statements, each in form and substance materially identical to existing agreements and documents, as SunTrust Bank may require. As of the Effective Date, the maturity date of the New Lexington Revenue Bonds shall be reinstated. On the Effective Date, the Debtor shall cure any default under the New Lexington Revenue Bonds and the New Lexington Revenue Bond documents (including, without limitation, past due payments therein) and shall reimburse SunTrust Bank for all fees, costs and expenses, including legal fees and expenses, which have accrued and are required to be paid under the relevant New Lexington Revenue Bond documents.

Subclass B-15 - Marshall Voss Industrial Revenue Bonds. The Health, Educational & Housing Facility Board of the County of Roane, Tennessee issued First Mortgage Revenue Bonds, in the original principal amount of $4,845,000, for the benefit of National Assistance Bureau, Inc., which was later replaced by Maplewood Health Care Center of Jackson, Tennessee, on of the Debtors. As of the Petition Date, the balance due under such bonds, which are secured by a mortgage on the Marshall Voss Health & Rehabilitation Center in Harriman, Tennessee, was $4,185,000. Pursuant to the Cash Collateral Stipulation, the Debtors have continued to make scheduled payments on the bonds during the pendency of their chapter 11 cases. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-16 - Riverside, Georgia Industrial Revenue Bonds. Retirement Care Associates, Inc., one of the Debtors, and the Rome-Floyd County Development Authority with Sentinel Trust Company, as trustee are parties to a loan agreement and a trust indenture related to first mortgage revenue refunding bonds dated as of March 1, 1996 pursuant to which Rome-Floyd County financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under these bonds were approximately $2,405,000, secured by the property listed above. Amounts equal to interest and principal due on the note have been paid as adequate protection throughout the case. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-17 - Albuquerque, New Mexico Industrial Development Revenue Bond. Sun Lane Purchase Corporation, one of the Debtors, as purchaser, and the City of Albuquerque, New Mexico, as issuer, are parties to a bond purchase agreement and a trust indenture related to a taxable industrial development revenue bond dated as of June 1, 1997, pursuant to which proceeds of the bond financed the acquisition or construction of a multi-building international headquarters facility for Sun Healthcare Group, Inc. The principal amount of the bond issued by the City of Albuquerque is $65,000,000. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Schedule 4.10 - Securities Litigation Claims

Case Caption	Index Number	Court
In re: Sun Healthcare Group, Inc., Securities Litigation

[Case is a consolidated action of the cases listed below]:
Bernard L. Beck
Elke Bruecker
Glen Davis
William F. Driscoll
Alan Gordon
Hung Sun, Inc.
Kevin Maher
Arnold Nelson Mahler Trust
Michael McGriff
Naomi Raphael
Robert Rosenberg
Yosef Steicher

	CIV 99-269 CIV 99-269 CIV 99-460 CIV 99-459 CIV 99-439 CIV 99-508 CIV 99-423 CIV 99-569 CIV 99-336 CIV 99-418 CIV 99-478 CIV 99-319 CIV 99-424	United States District Court for the District of New Mexico